Exhibit 10.9
CLEAN WIND ENERGY, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (this “Agreement”), is made as of the 22nd day of September, 2010, by and between Clean Wind Energy, Inc., a Delaware corporation (the “Company”), and Ownkar Persaud (“Executive”).
Recitals
Executive is to be employed by the Company as Chief Financial Officer. The Board of Directors of the Company recognizes Executive as a key officer of the Company, and consequently has approved the terms and conditions of the continued employment of Executive as set forth herein and has authorized the execution and delivery of this Agreement.
Agreement
NOW THEREFORE, for and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. Employment. The Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.
2. Term. The term of Executive’s employment pursuant to this Agreement shall commence as of the date hereof and shall terminate on the third (3rd) anniversary of the date hereof, subject to earlier termination in accordance with Section 6 hereof and the other terms, provisions, and conditions set forth herein (the “Term”). The Term shall be renewable for One (1) -year periods upon the mutual agreement of the parties.
3. Duties. During the Term, Executive shall serve as and have the title of Chief Financial Officer of the Company. Executive agrees to devote the time, energy, and skills to such employment on a full-time basis and otherwise as is required to properly and fully perform his duties under this Agreement. Executive agrees to use his reasonable best efforts to advance the goals of the Company.
4. Compensation.
(a) Base Compensation. The Company shall pay Executive, and Executive agrees to accept, base compensation at the rate of $100,000 per year in equal Bi-weekly installments commencing as of November 1, 2010, through the Term of this Agreement (the “Base Compensation”). The Base Compensation may be increased at any time during the Term of this Agreement at the discretion of the Board of Directors. No increase in the Base Compensation shall at any time operate as a cancellation of this Agreement; any such increase shall operate merely as an amendment hereof, without any further action by Executive or the Company. If any such increase or increases shall be so authorized, all of the terms, provisions and conditions of this Agreement shall remain in effect as herein provided, except that the Base Compensation shall be deemed amended to set forth the increased amount of such Base Compensation to Executive.

(b) Bonus Compensation. Executive shall be eligible to receive an annual bonus (“Bonus Compensation”) following the end of each fiscal year of the Company during the Term of Executive’s employment under this Agreement. The amount of Executive’s Bonus Compensation, if any, shall be determined by the Board of Directors of the Company, in its sole discretion, based upon the performance of Executive and the Company during such fiscal year.
(c) Founder Stock. Executive shall be granted 2,500 shares of the Company’s common (of 100,000 shares currently authorized of which 75,000 shares have been issued) stock representing Founder Stock in consideration for payment of $ 2.50 and the Executive’s contributions towards the establishment of the Company. Executive’s Founder Share ownership is subject to the following conditions during the 36 month term of this Agreement:
(i) If the Executive’s employment is terminated voluntarily at any time during the first twelve (12) months, all Founder shares are forfeited and returned to the Company.
(ii) In the event that the Executive’s employment is terminated due to death at any time during the first twelve (12) months of this Agreement, fifty (50%) percent of the Founder shares will be distributed to the Executive’s designated beneficiary and the remaining shares will be forfeited and returned to the Company.
(iii) In the event that the Executive’s employment is terminated due to death at any time after the first twelve (12) months of this Agreement, fifty (50%) percent of the Founder shares will be distributed to the Executive’s designated beneficiary plus an additional number of shares equal to l/24th of the remaining fifty (50%) percent of the founder’s shares for each month the Executive was employed by the Company during the 13th through the 24th month of this Agreement prior to termination. All remaining shares will be forfeited and returned to the Company.
(iv) In the event that the Executive’s employment is terminated by disability, twenty five (25%) of the Executive’s Founder shares are owned without condition and the remaining Founder shares will be distributed to the Executive based on the formula of 1/36th of the remaining seventy five (75%) percent of the founder’s shares for each month the Executive was employed by the Company prior to termination due to disability. All remaining shares will be forfeited and returned to the Company.
5. Benefits.
(a) In General. Executive shall be eligible to participate in any incentive, insurance, pension or other employee benefit plans approved by the Board of Directors that now or hereafter may be made available to employees of the Company and for which Executive will qualify according to his eligibility under the provisions thereof.

(b) Paid Time Off. During the Term of this Agreement, Executive shall be entitled to Three (3) weeks paid time off per calendar year, to be taken at such times that do not materially interfere with the development or operations of the Company. Any paid time off not taken during any calendar year shall not be carried over into subsequent calendar years.
(c) Travel Expense. Employee shall receive $400 per month, for travel expenses, while traveling to the corporate offices at 1997 Annapolis Exchange Blvd, Annapolis, Maryland 21401, from Employees existing location.
6. Expenses. During the Term, Executive shall be reimbursed for business-related expenses incurred on behalf of the Company in accordance with the travel and entertainment expense policy of the Company as adopted by the Board of Directors from time to time and in effect at the time the expense was incurred. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by the Company as the Company shall require and in such detail as the Company may reasonably request.
7. Termination. Executive’s employment under this Agreement may be terminated prior to expiration of the Term of this Agreement in accordance with the following paragraphs.
(a) Mutual Agreement. Executive’s employment under this Agreement may be terminated upon the mutual written agreement of the Company and Executive.
(b) Death or Disability. Executive’s employment under this Agreement shall be terminated upon the death of Executive. Executive’s employment under this Agreement may be terminated upon thirty (30) days’ written notice to Executive if Executive shall be unable to perform his duties substantially as required by this Agreement by reason of physical or mental disability or incapacity (from any cause or causes whatsoever) and Executive shall fail to perform such duties substantially as required for a period of more than thirty (90) days, whether or not continuous, in any continuous sixty (120) day period.
(c) For Cause. Executive’s employment under this Agreement may be terminated immediately by the Company for Cause (as defined below). For purposes of this Agreement, the term “Cause” shall mean the existence or occurrence of one or more of the following conditions or events:
(i) if the Company’s Board of Directors determines in its discretion that the services provided by Executive fall materially below the Company’s expectations as communicated to Executive and are not corrected within thirty (30) of receipt of written notice;
(ii) commission of willful and intentional acts involving gross misconduct (including, without limitation, theft, fraud or embezzlement) on Executive’s part;
(iii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude;
(iv) habitual drunkenness or substance abuse by Executive; or

(v) a material breach by Executive of any provision of this Agreement or of any contractual or legal duty to the Company, including, but not limited to, the unauthorized disclosure of confidential information, and willful material non-compliance with the written policies, guidelines and procedures of the Company, that remains uncured after thirty (30) business days following a written notice from the Board of Directors of the Company to cure.
8. Severance — Mutual Agreement Death or Disability or For Cause
(a) In the event Executive’s employment under this Agreement is terminated (i) by reason of mutual agreement, (ii) in connection with Executive’s death or disability, (iii) by the Company for Cause, the Company shall pay Executive (or in the case of death, his heirs and/or personal representatives), within thirty (30) days after the date of termination, Executive’s Base Compensation and benefits and all expenses payable under Section Six (6) hereof through such date of termination, and the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; provided, however, that to the extent that any of the Company’s benefit plans provide rights or benefits after an employee’s termination, Executive may continue to receive such rights or benefits in accordance with the terms of such plans. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, Options awarded to the Executive under the ESOP and not previously exercised and vested shall become fully exercisable and vested no later than the date of such dissolution, merger or consolidation, and the Executive shall have the right to exercise such Executive’s Options in whole or in part at any time within the next four (4) years.
9. Change in Control. The term “change in control” means the first to occur of the following events:
(i) any person or group of commonly controlled persons acquires, directly or indirectly, fifty percent (50%) or more of the voting control or value of the equity interests in the Company; or
(ii) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of fifty percent (50%) or more of the voting control or value of the equity interests in the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company’s business.
10. Severance — Change in Control. In the event Executive’s employment under this Agreement is terminated by a Change in Control as defined in 9, none of the Executive’s Founders shares shall be cancelled. The Company shall continue to pay Executive his Base Compensation and the Company shall pay the full cost of providing health and group life insurance for the Executive, his spouse and eligible dependent children and any other such benefits as the Company may choose to offer the employees of the Company until the date three (3) months from the date of such termination, paid in accordance with the Company’s regular payroll practices. Within thirty (30) days after the date of termination, the Company shall reimburse Executive for all expenses payable under Section Six (6) hereof through such date of termination. Except as set forth in this Section 9, the Company shall have no further obligation to provide compensation or benefits to Executive under this Agreement; provided, however, that to the extent that any of the Company’s benefit plans provide rights or benefits after an employee’s termination, Executive may continue to receive such rights or benefits in accordance with the terms of such plans.

11. Confidential Information. Executive recognizes and acknowledges that he will have access to certain confidential information of the Company and of entities with whom the Company does business, and that such information constitutes valuable, special and unique property of the Company and such other entities. During the Term of this Agreement and for a period of two (2) years immediately following the date of termination of this Agreement, Executive agrees not to disclose or use any confidential information, including without limitation, information concerning the Company’s financial condition, research and development activities, technologies, product designs and/or specifications, “know-how,” prices, customers, prospects, methods of doing business, marketing and promotional activities, or any information or knowledge with respect to confidential information or trade secrets of the Company, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents belonging to the Company, but held by Executive, concerning any information relating to the Company’s business, whether confidential or not, are the property of the Company and will be promptly delivered to it upon Executive’s leaving the employ of the Company. Executive also agrees to execute such confidentiality agreements that the Board of Directors may adopt, and may modify from time to time, as a standard form to be executed by all employees of the Company, to the extent such standard forms are not materially more restrictive than the provisions of this Agreement.
12. Intellectual Property.
Company acknowledges and agrees that all discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his employment with the Company (collectively referred to herein as “Intellectual Property”), shall be the sole and exclusive property of the Company without further compensation to the Executive. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A Employee Proprietary Information and Inventions Agreement a summary list of Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Inventions on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A of the Company’s Employee Proprietary Information and Inventions Agreement but am to inform the Company that not all such Inventions have been listed for that reason. Notwithstanding the foregoing, I hereby grant the Company a world-wide, unrestricted, perpetual, non-exclusive, royalty-free, and irrevocable right (including the right to sublicense) to practice any Inventions that I made prior to the commencement of my employment with the Company, whether or not such Inventions are listed on Exhibit A of the Company’s Employee Proprietary Information and Inventions Agreement.
13. Non-Competition; Non-Solicitation. Executive acknowledges that the services of Executive to be rendered hereunder are of a special and unusual character that have a unique value to the Company and the conduct of its business, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to the Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees as follows:
(b) Non-Solicitation. While employed by the Company and for a period of One (1) year thereafter, Executive shall not directly or indirectly, for himself or for any other person, business, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any current or former employee, nonemployee instructor, or other independent contractor performing services for the Company, unless such person has not been employed by or otherwise performed services for the Company for a period of more than two (2) months.
(c) Non-Competition. While employed by the Company and for a period of One (1) year thereafter, Executive shall not, directly or indirectly, engage in, operate, have any investment or interest or otherwise participate in any manner (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) in any Competing Business (as defined below); provided, that Executive may continue to hold securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any company that is publicly traded, so long as Executive does not control, acquire a controlling interest in, or become a member of a group which exercises direct or indirect control of, more than five percent (5%) of any class of capital stock of such company. For purposes of this Agreement, the term “Competing Business” means any corporation, company, partnership, sole proprietorship, business, or other person or entity that is engaged in the design, development of energy resources and or the production of electrical energy.

Executive has carefully read and considered the provisions of Sections 9 and 11 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Company, its officers, directors, shareholders, and other employees, for the protection of the business of the Company. Executive acknowledges that he is qualified to engage in businesses other than those that are subject to this Section 11. It is the belief of the parties, therefore, that the best protection that can be given to the Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 9 or 11, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.
14. Remedies.
Except as provided in the next paragraph, in the event that a dispute arises between Executive and the Company concerning any matter under this Agreement, such dispute shall be resolved through binding arbitration which shall be conducted before three (3) impartial arbitrators. One arbitrator shall be selected by each party and the two arbitrators who are so selected shall select the third arbitrator. Any such arbitration shall be held in Montgomery County, Maryland. The arbitrators shall reach a decision in the arbitration based on the facts of the matter and applicable law. The Company and the Executive shall equally share all costs and fees in connection with the arbitration.
The restrictions set forth in Sections 9 and 11 are considered to be reasonable for the purposes of protecting the business of the Company. The Company and Executive acknowledge that the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Company if the covenants contained in Sections 9 and 11 were not complied with in accordance with their terms. Accordingly, Executive agrees that the Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to the Company. Any legal action commenced by the Company to secure the enforcement of Section 9 and 11 shall be commenced in Montgomery County, Maryland. The prevailing party in any such legal action shall be entitled to receive from the other party reimbursement for the reasonable attorneys’ fees and expenses incurred by the prevailing party. The provisions of sections 9 and 11 of this Agreement shall survive the termination of this Agreement, regardless of the circumstances or reasons for such termination, and inure to the benefit of the Company.
15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the addresses below or to such other address as either party shall designate by written notice to the other:
If to Executive, to the address set forth below his signature on the signature page hereof. If to the Company to:
Clean Wind Energy, Inc.
1997 Annapolis Exchange Boulevard
Suite 300
Annapolis Maryland, 21401

16. General Provisions.
(d) This Agreement contains the entire agreement of the Company and Executive, and the Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments. No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.
(e) The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive may not assign his rights and obligations under this Agreement.
(f) This Agreement shall be subject to and governed by the laws of the State of Maryland, without regard to the conflicts of laws principles thereof.
(g) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.
(h) The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.
(i) In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.
(j) This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

The parties have executed this Employment Agreement as of the day and year first above written.

THE COMPANY: Clean Wind Energy, Inc.
/s/ Stephen Sadle
By: Stephen Sadle
Its: Chief Operating Officer

EXECUTIVE:
/s/ Ownkar Persaud
By:	Ownkar Persaud
Address:	1 Timber Rock Rd. Gaithersburg, MD 20878

CLEAN WIND ENERGY, INC.
EXECUTIVE EMPLOYMENT AGREEMENT AMENDMENT
This Amendment to Executive Employment Agreement (this “Agreement”), is made as of the 22nd day of November, 2010, by and between Clean Wind Energy, Inc., a Delaware corporation (the “Company”), and Ownkar Persaud (“Executive”) pursuant to a resolution of all the founding directors of Clean Wind Energy, INC., a Delaware corporation (the “Corporation”), by unanimous written consent in lieu of an organizational meeting of the directors in accordance with section 141(f) of the Delaware General Corporation Law.
Modification of Founder Stock Terms in Founders Employment Agreements
RESOLVED, that the Founder Stock-Section (C) sub-section (i) of the Founders Employment Agreements dated September 22, 2010 be amended with the following changes:
(i) During the first twelve (12) months of employment: (a) If the Executive’s employment is terminated voluntarily at any time during the first 90 days, all Founder shares are forfeited and returned to the Company, (b) If the Executive’s employment is terminated voluntarily at any time after the first 90 days, 90% of the Founder shares are forfeited and returned to the Company.
Executive Employment Agreement is hereby amended according to the General Provisions-Section 14 Sub-section (a) by the signature of the Executive acknowledging this Amendment.

Executive	Company

/s/ Ownkar Persaud	/s/ Ronald Pickett

Ownkar Persaud	Ronald Pickett, Chief Executive Officer